Exhibit 99.1

For Immediate Release

KBL Healthcare Acquisition Corp. II and Summer Infant, Inc Announce Completion of

Acquisition, Name Change and Approval for Nasdaq Listing

New York, NY and North Smithfield, RI, March 6, 2007 - KBL Healthcare Acquisition Corp. II (“Company”) (OTCBB: KBLH, KBLHU, KBLHW), announced today the completion of its acquisition of Summer Infant, Inc., a rapidly-growing, profitable designer, marketer and distributor of branded durable infant health, safety and wellness products. The Company has changed its name to Summer Infant, Inc.

The Company also announced that Nasdaq has approved the listing of its common stock, warrants, and units for trading on the Nasdaq Capital Market. The Company’s common stock, warrants and units will cease trading on the Over-the-Counter Bulletin Board and begin trading on the Nasdaq Capital Market under the ticker symbols SUMR, SUMRW and SUMRU, respectively, at the open of business on Wednesday March 7, 2007.

About Summer Infant

Based in North Smithfield, Rhode Island, Summer Infant is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years) which are sold principally to large U.S. retailers. Summer Infant currently has over sixty proprietary products, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats, and bouncers.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Summer Infant’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Contact:

Jason Macari

Chief Executive Officer

Summer Infant, Inc.

(401) 671-6563

Or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855